Exhibit 99.2

Company: TRANSENTERIX, INC.
Conference Title: Q1 2020 TransEnterix Inc. Earnings Call
Moderator: Mark Klausner
Date: May 14, 2020
PRESENTATION
Operator
Good afternoon, and welcome to the TransEnterix First Quarter 2020 Business Update Conference Call. As a reminder, today's call is being webcast live and recorded. After the speaker presentation there will be a question and answer session. Please be advised that today's conference may be recorded.I would now like to introduce your host, Mr. Mark Klausner of Westwicke. Please go ahead, sir.
Mark R. Klausner Westwicke Partners, LLC - Managing Partner
Thanks, operator. Good morning, everyone, and thank you for joining us on today's call. On the call with me today are Anthony Fernando, President and Chief Executive Officer; and Brett Farabaugh, Interim Chief Financial Officer. Before we begin, I would like to caution listeners that certain information discussed by management during this conference call, including any guidance provided, are forward-looking statements covered under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company's business, including any impact from the COVID-19 pandemic. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with TransEnterix' business, I encourage you to review the company's filings with the Securities and Exchange Commission, including the Form 10-K filed on March 16, 2020, and other filings we make with the SEC. During this call, we will also present certain non-GAAP financial information related to adjusted net loss and adjusted earnings per share. Management believes that non-GAAP financial measures taken in conjunction with U.S. GAAP financial measures provide useful information for both management and investors by excluding certain noncash and other expenses that are not indicative of the company's core operating results. Management uses non-GAAP measures to compare our performance relative to forecast and strategic plans to benchmark our performance externally against competitors and for certain compensation decisions. Reconciliations from U.S. GAAP to non-GAAP results are presented in the tables accompanying our earnings release, which can be found in the Investor Relations section of our website. It is now my pleasure to turn the call over to TransEnterix' President and Chief Executive Officer, Anthony Fernando.
Anthony Fernando TransEnterix, Inc. - President, CEO & Director
Thanks, Mark, and thank you all for joining us today. On today's call, I will provide an update on the impact of COVID-19 and our response to the pandemic, followed by an update on our capital adequacy. Brett will then provide an update on our first quarter performance. After which, I will provide an update on recent trends in the business and the progress made towards our 2020 strategic initiatives. Lastly, I will be taking your questions. I would like to begin by providing an update on COVID-19's impact on our business. First and foremost, we are focused on the health and safety of all our employees and their families. Very early on, we instituted work-from-home policies for applicable employees. With a variety of teams spread across the world, we have a robust remote working infrastructure in place and we believe we have adapted well, although we, like many others, have been dealing with delays and inefficiencies caused by remote working. We host frequent all-staff town halls to get feedback from the field and provide real-time updates. For those employees considered essential, we have continued to operate safely doing so under the guidance of the WHO, the CDC as well as respective applicable federal, state and local directives. North Carolina, the home of our global headquarters, is beginning to ease COVID-related social distancing restrictions. As this progresses, we are looking forward to getting our employees safely back in the office. Shifting to a high-level update on the impact we have seen on our business. Given that we have significant Italian operations, we had early experience with COVID-19, including the potential scope and scale of the impact it might have on our business. The three areas I would like to provide an update on are surgeon training, manufacturing, and research and development. Surgeon training is a critical component in allowing us to add incremental new system installations as well as add incremental surgeons at existing sites. With the early closure of our Milan, Italy training facility, along with travel restrictions in Europe and the subsequent shutdown of our training facility in the United States, our ability to train surgeons has been limited. As a result, pipeline accounts have deferred signing agreements or accepting the delivery of Senhance systems until hospitals have more visibility on COVID-19 impact and the resumption of elective surgery as well as Senhance training being available for their surgeons. While these accounts currently remain in the pipeline, the speed at which they can progress towards the system installations has been delayed. The second area where we have seen an impact is in our manufacturing operations. Our systems are manufactured at a contract manufacturing facility in Milanand, as a result of COVID-19, we experienced a disruption in inventory build during the first quarter. Despite an eight-week shutdown and government-regulated social distancing requirements, we believe that we will not experience any supply constraints in 2020. Late in 2019, we fast-tracked the buildup of systems inventory to support our 2020 plans for the expansion of the active installed base globally. As a result, we believe we have sufficient Senhance inventory ready for immediate, near-term delivery, and we do not foresee any inventory shortages. Lastly, R&D timelines have shifted as a result of COVID-19. Due to the reallocation of regulatory agency resources during the pandemic to focus on high-priority COVID-specific issues, the timing of approval decisions from regulators have generally been delayed. While we are optimistic that we will achieve the approvals we are currently pursuing, we do anticipate an approximate one quarter delay in the timing of those approvals, which I will discuss in more detail shortly. One area where we have stepped up efforts during COVID-19 has been virtual training. Our teams have been actively engaged in the creation and dissemination of virtual training and clinical content. We have hosted a number of internal and external webinars on Senhance best practices with surgeons and administrators at multiple pipeline accounts, both in the U.S. and Europe, in attendance. Shifting to commentary on our capital adequacy and liquidity. At the beginning of 2020 and during the fourth quarter 2019, prior to seeing the impact of COVID-19, we instituted a corporate restructuring in conjunction with our strategy shift. As part of that, we reduced our headcount by approximately 40% compared to our peak in 2019. This restructuring reduced our anticipated cash burn during the year by approximately 35%. In addition to these cost-saving steps, we have put incremental expense reductions in place in response to the impact of COVID-19, including the partial furlough of our field-based commercial, clinical and service organizations; the reduction of salary for senior members of the management team as well as the elimination of cash compensation for our Board of Directors beginning July 1; and a reduction in T&E spending throughout the organization. Beyond these expense-reduction initiatives, over the course of 2020, we have taken steps to bolster our balance sheet. As previously announced, in March, we closed an underwritten equity financing transaction, providing us with gross proceeds of $15 million. In April, we received approximately $2.8 million in the form of a loan under the Paycheck Protection Program within the CARES Act. We are cognizant of the guidance in the marketplace around loan eligibility, and we remain mindful of the evolving regulatory landscape. With the various cost-reduction initiatives, our recently completed financing, and the additional capital received from the PPP loan, we continue to expect to have sufficient cash to support operations into the fourth quarter of 2020. I will now turn the call over to Brett to provide the first quarter financial review.
Brett Farabaugh - Thanks, Anthony. For the three months ended March 31, 2020, the company reported revenue of $0.6 million as compared to revenue of $2.2 million in the 3 months ended March 31, 2019. Revenue in the first quarter of 2020 included no system sales, $0.2 million in instruments and accessories and system leasing, and $0.4 million in services. For the three months ended March 31, 2020, total operating expenses were $16.0 million as compared to $21.6 million in the three months ended March 31, 2019. For the three months ended March 31, 2020, net loss attributable to common stockholders was $17 million, as compared to a net loss of $22.5 million in the three months ended March 31, 2019. For the three months ended March 31, 2020, the adjusted net loss attributable to common stockholders was $12 million, as compared to an adjusted net loss of $18.7 million in the three months ended March 31, 2019, after adjusting for the following charges: change in fair value of warrant liabilities, amortization of intangible assets, change in fair value of contingent consideration, restructuring and other charges, acquisition-related costs, beneficial conversion charge, and loss from the sale of SurgiBot assets. Adjusted net loss attributable to common stockholders is a non-GAAP financial measure. See the reconciliation from GAAP to non-GAAP measures included in our press release. The company had cash and cash equivalents and restricted cash of approximately $22.7 million as of March 31, 2020. I will now turn the call back to Anthony.
Anthony Fernando TransEnterix, Inc. - President, CEO & Director
Thanks, Brett. I would now like to provide an update on recent performance as well as the progress we have made on the four key areas that we are focused on in 2020: market development, clinical validation, portfolio expansion, and capital funding. Beginning with new system installations. As we have previously announced, in January and February, three hospitals initiated Senhance digital laparoscopy programs: one in the U.S., one in Europe, and one in Asia. They are very happy with the speed at which we were able to get these sites up and running. On average, it was 15 days between signing an agreement to completing the first case. In addition, we have two other signed agreements with hospitals: St. Marianna University School of Medicine, Tokyo Hospital, a hospital in the Greater Tokyo Metropolitan area; LKH Feldkirch, a major university teaching and multi-specialty hospital in Austria. While these two accounts are committed to installing the Senhance system, the timing of when that will occur is not certain given the travel restrictions and limited access to surgeon training in the current environment. Shifting to our pipeline. We continue to have a strong global pipeline of potential hospital customers despite the current COVID-19 environment. We are currently in late-stage discussions with multiple hospitals in the U.S., Europe and Asia that could result in placements in the relative near term once hospital restrictions are loosened, elective surgeries recommence and surgeon training can resume. We continue to expect that we will meet our goal of 12 system placements in 2020. Along these lines, as part of our strategic shift in late 2019, we opted to focus on installing systems at hospitals with high laparoscopic volumes around the globe, largely through leasing as opposed to capital sales. We have seen early success this year using this model and expect that hospitals will continue to utilize operating lease agreements to conserve capital. We believe the shift has positioned us well to drive increased installations later in the year when hospitals reopen to elective procedures. Shifting to procedure volumes. We saw a strong momentum during the first quarter, with procedure volumes growing 43% year-over-year. As I indicated earlier, we did see a slowdown in procedure volumes as a result of COVID-19 in March. During the first two months of the year, total procedure volumes were up 48% versus the same period in 2019, largely driven by the growth in all regions with new U.S. surgeons beginning surgery, additional European sites coming online, and steady growth in multi-specialty programs in Asia. As we moved into March, we started to see the impact of early shutdowns in Europe, which then quickly extended to our U.S. installed base. As a result, during March, year-over-year procedure volume growth slowed to 27%. One of the reasons we were able to maintain relatively strong growth in Q1 was the recent procedure volume performance within our installed systems in Asia. Specifically in Japan and Taiwan, we have seen significant growth in procedure volumes during the first quarter and even into April. This was partially due to the slow onset of the pandemic in those regions but had more to do with the rapid acceleration of procedures being done within those hospitals. The Taiwanese system saw steady volume across urology, gynecology, and general surgery. The Japanese sites saw increased general surgery volumes as a result of the rapid start of a busy Senhance program at a newly installed hospital in Kitakyushu, leveraging the favorable reimbursement that is applicable to Senhance in Japan. One of our goals for the year was to expand the number of foundational sites that are using the Senhance system at high volumes to 12 sites during the first three quarters of the year. While the slowdown in elective procedures has slowed down the expansion of these foundational sites in recent months, we are happy with the progress we have made during the year and expect to continue to add foundational sites during the balance of the year. Turning to clinical validation. Moving on to clinical evidence. In 2020, we continue to focus on the development of health economic data, primarily around the cost impact of Senhance relative to traditional laparoscopy as well as other surgical robotic systems. In addition, we will continue to develop data on the use of 3-millimeter instruments and the benefit of smaller incisions. Moving to our portfolio expansion efforts. In the first quarter, we received FDA clearance for the First Machine Vision System in robotic surgery with the Intelligent Surgical Unit, or ISU. This hardware and software system is compatible with the existing installed base of Senhance system and represents a meaningful advance in augmented intelligence in the system with the ability to recognize instruments, link camera movement to desired instrument movements, and reduce the cognitive tasks required in visualization. Following up on our FDA approval for the ISU, we continue to pursue incremental ISU features, namely next generation of additional machine vision and augmented intelligence capabilities, which we now plan to submit in Q4 to the FDA.We are also focused on the expansion of our indications for use with the Senhance system with the initial efforts devoted to a general surgery indication, which we now expect to file with the FDA during the third quarter of 2020. As noted earlier, these timelines have shifted as a result of the impact of COVID-19 on the regulatory process in the U.S. Finally, on the capital funding side. As I noted earlier, we have taken a number of steps, both before and in response to COVID, to ensure that we have the capital we need to continue to meet our 2020 goals. Turning to full year guidance. Given the uncertainty that exists within the global health care market, we cannot currently predict the specific extent or duration of the impact of the COVID-19 outbreak on our financial and operating results. As a result, we are withdrawing our previously announced full year 2020 revenue guidance of $3 million to $3.2 million. To recap, we remain very excited about the opportunity that exists for Senhance and I'm very proud of our team and their response during these uncertain and unprecedented times. We have worked diligently to bolster our balance sheet, drive momentum in the growth of our installed base, increase the utilization of our systems worldwide, develop strong clinical data, and continue to expand the capabilities of Senhance. Despite the near-term disruptions caused by COVID-19, we believe we are well positioned to continue to execute on our strategy and drive the long-term adoption of Senhance. With that, I would now like to open the line for questions.
QUESTIONS AND ANSWERS
Operator
Thank you. To ask a question you will need to press *1 on your telephone. To withdraw your question press the # key. Please stand by while we compile the Q&A roster. Our first question comes from Jeff Cohen with Ladenburg Thalmann. Your line is now open.
Jeffrey Scott Cohen Ladenburg Thalmann & Co. Inc., Research Division - MD of Equity Research
Oh, hi Anthony and Brett how are you?
Anthony Fernando TransEnterix, Inc. - President, CEO & Director
Doing good Jeff, good morning.
Jeffrey Scott Cohen Ladenburg Thalmann & Co. Inc., Research Division - MD of Equity Research
Good morning. So, I wanted to run through a few questions. Could you give us an indication from Q1 as far as procedure volumes by region: U.S., Asia, Europe, please?
Anthony Fernando TransEnterix, Inc. - President, CEO & Director
Sure. So I think if -- just kind of breaking down the three regions, Jeff, I think in Europe, we saw about a 65% procedure increase compared to previous year, 24% or 25% in Asia Pacific and about 10% in the U.S. That's kind of the breakup of -- between the 3 regions for the first quarter.
Jeffrey Scott Cohen Ladenburg Thalmann & Co. Inc., Research Division - MD of Equity Research
Okay. Got it. And can you talk about some of the training that you've been doing, March, April, May? And give us a sense of if the training is for existing accounts, new users at existing accounts, or accounts slated to come online, or accounts that you're in discussions with?
Anthony Fernando TransEnterix, Inc. - President, CEO & Director

Sure, Jeff. So I think it's somewhat all encompassing. We have -- what we were doing is we leveraged surgeons that are utilizing the Senhance system, and now -- and had them speak about best practices and for them to talk about how they got -- how and why they kind of got started with the Senhance program and what they have seen and experienced over the past year or so with the Senhance program. So in the folks who joined these webinars were -- there were a few existing users who joined and also several -- I would say, majority were potential pipeline accounts who are considering starting a Senhance program. So those were kind of -- that's why I said it's a mix, and we had both regions, U.S. and Europe, who joined these calls. So that was one dimension, and the second dimension was more internal, where we did a lot of training internally between our European team, Asia team and the U.S. team in terms of clinical field service, et cetera, trying to do some cross-training, and again, best practice sharing and also digitizing our content so that we can deliver it in a digital means in the future.
Jeffrey Scott Cohen Ladenburg Thalmann & Co. Inc., Research Division - MD of Equity Research
Okay. Got it. Can you give us a sense of -- it sounds like you were affected earlier than most companies who were more domestic focused, you have more of a focus on Asia as well as Europe. So what did you see for Q1? Did you see any impact just with the last few weeks of Q1? Or was it more like half of Q1 beginning in February? And then also, can you give us a sense of how that may have rebounded? Or are you seeing any bright spots from April, I imagine April could have been the trough, and then from May compared to April?
Anthony Fernando TransEnterix, Inc. - President, CEO & Director
Sure, Jeff. So I think March is when we started to see the decline in procedures. I mean, February, we had very nice growth. In just the month of February, our procedures grew by 115% compared to previous year. But then in March, it came down to 27% compared to the previous March in 2019. So March is when we saw a decline -- starting to come down. But in April, obviously, it went negative. So April, we were down probably by about 80% compared to last year. So significant decrease in procedure volumes, primarily from Europe and U.S., and we did see a slowdown in Asia as well, but I think we saw a decrease in Europe and U.S. And even in May, we are seeing a pretty significant, I would say, close to the 80% mark decrease compared to previous year, just the last two weeks.So I think -- probably, I think Q2 is going to take a pretty significant drop in terms of procedures. But then I think we are seeing some uptick as well in the second half of May. You know, we are seeing surgical elective procedures and robotic cases starting in Germany. As of last week, cases began there, and Netherlands, we are planning to start next week. So I think Western Europe should start slowly, but they'll start cases here towards the second half of May. And we've also gotten some positive indications from U.S. hospitals putting cases -- scheduling cases for the first half of June. So we are pretty optimistic about that as well. And like I said, Asia has been relatively steady, and again, in June, we are expecting increase compared to what they have been doing in the last few months.
Jeffrey Scott Cohen Ladenburg Thalmann & Co. Inc., Research Division - MD of Equity Research
Okay. Got it. Can you give us a little more color on the augmented intelligence? It sounds like you've got the next module going in, in the fourth quarter. That's coming out of MST, and what's existing on MST as far as capabilities and number of employees and any effects there?

Anthony Fernando TransEnterix, Inc. - President, CEO & Director
So I think, yes, we've been continuing to develop the next generation of features. We submitted and got approved the first wave of features and the hardware. So from now on, it will be addition of features through software upgrades moving forward. So all the teams are intact. We have a team in Israel. We have R&D center in Israel and also our R&D center in Milan and also in RTP. So all these three sites, they work very closely together in working on the next submission to the FDA that we are planning later this year with a more integrated, augmented intelligence, machine-learning kind of applications. So we do have a kind of a pipeline. We've not disclosed exactly what those specific features are, but we do have a pipeline of features that we intend to bring to market in by upgrading the software periodically.
Jeffrey Scott Cohen Ladenburg Thalmann & Co. Inc., Research Division - MD of Equity Research
Okay. Got it. And one more, if I may, I think, for Brett. On the OpEx of the $16 million for Q1, how does that feel going forward? Can you give us any sense of what Q2 may look like relative to Q1? Or what kind of normalized level you're looking at for the year?
Anthony Fernando TransEnterix, Inc. - President, CEO & Director
Brett, do you want to take that question?
Brett Farabaugh - Sure. I mean we're obviously focused overall on reducing our cash burn. So we kind of look at it on an overall basis to try to get that and lower by the year-end and more in the $3 million to $4 million per month range.
Jeffrey Scott Cohen Ladenburg Thalmann & Co. Inc., Research Division - MD of Equity Research
Got it. Okay. Perfect. Guys thank you for taking the questions.
Operator
Thank you. That concludes our question-and-answer session for today. I will now turn the call back to Mr. Fernando for closing remarks.
Anthony Fernando TransEnterix, Inc. - President, CEO & Director
Thank you all for joining us on today's call. We appreciate your interest in TransEnterix, and look forward to updating you on our progress next quarter. Thank you very much.
Operator
Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.